Exhibit 10.6

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of this 6th day of March, 2019 by and between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation; LINCOLN TECHNICAL INSTITUTE, INC.; a New Jersey corporation; NASHVILLE ACQUISITION, L.L.C., a Delaware limited liability company; NEW ENGLAND ACQUISITION, LLC, a Delaware limited liability company; EUPHORIA ACQUISITION, LLC, a Delaware limited liability company; NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation; LCT ACQUISITION, LLC, a Delaware limited liability company; NN ACQUISITION, LLC, a Delaware limited liability company and LTI HOLDINGS, LLC, a Colorado limited liability company (individually and collectively, jointly and severally, the “Borrower”), and STERLING NATIONAL BANK (the “Bank”).

R E C I T A L S:

A.          Pursuant to that certain Credit Agreement dated as of March 31, 2017, as amended by that certain First Amendment to Credit Agreement by and among Borrower and the Bank dated as of November 29, 2017, as further amended by that certain Second Amendment to Credit Agreement by and among Borrower and the Bank dated as of February 23, 2018, and as further amended by that certain Third Amendment to Credit Agreement by and among Borrower and the Bank dated as of July 11, 2018 (as the same has been and may be further amended from time to time, the “Credit Agreement”), the Bank agreed to make available to Borrower (i) that certain line of credit facility in the amount of $30,000,000, comprised of a $25,000,000 revolving loan designated as “Tranche A” and a $5,000,000 non-revolving loan designated as “Tranche B” (“Facility 1”), (ii) that certain line of credit facility in the amount of $25,000,000 (“Facility 2”), which includes a $10,000,000 sublimit for letters of credit, and (iii) that certain line of credit facility in the amount of $15,000,000 (“Facility 3”)  (collectively, as amended, modified, supplemented, extended and restated from time to time, the “Loans”). The $5,000,000 non-revolving loan drawn under Tranche B has been repaid and the maximum principal amount of Facility 1 has been permanently reduced to $25,000,000.00.

B.         Borrower has requested that the Bank modify the terms of the Credit Agreement to, among other things, (i) convert the entire outstanding principal balance of Facility 1 to a term loan, (ii) advance up to $5,000,000 under Facility 2 without the requirement of cash collateral for such revolving loan and (iii) revise certain financial covenants, and Bank has agreed to such modifications to the Credit Agreement in accordance with and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1.           Recitals.  The Recitals are incorporated as if fully set forth herein.

2.           Capitalized Terms.  Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Credit Agreement.

3.           Amendments to the Credit Agreement.

(a)          Amended Definitions.  The following definitions set forth in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:

“Adjusted EBITDA” means, for the period under review, for the Borrower on a consolidated basis, an amount equal to Net Income for such period plus the following to the extent deducted in calculating such Net Income:  costs associated with the closing of the Lincoln College of New England campus in Southington, Connecticut (i) in the amount of  (A)  $6,000,000 during the Fiscal Quarter ended December 31, 2018, (B) $5,863,000 during the Fiscal Quarter ending March 31, 2019, (C) $4,964,000 during the Fiscal Quarter ending June 30, 2019 and (D) $3,099,000 during the Fiscal Quarter ending September 30, 2019 only, and (ii) amounts to be approved by Bank in any fiscal period thereafter; it being understood and agreed that the add backs for the fiscal periods noted in clauses (i)(A)-(D) and (ii) shall be one-time adjustments only and shall not carry forward to any subsequent fiscal periods) and other one-time charges with Bank’s approval; the amount of depreciation and amortization expense for such period; with the Bank’s consent, impairment of goodwill and long-lived assets for such period; Interest Expense; the provision for federal, state, local and foreign income taxes payable for such period; and other non-cash expenses related to stock-based compensation and pension expense for such period, in each case as determined in accordance with GAAP; and severance costs (limited to an aggregate sum of $1,000,000 incurred during any Fiscal Year).

“Facility 1” means, prior to the date of the Fourth Amendment, that certain revolving line of credit facility described in Recital A of the Fourth Amendment and, from and after the date of the Fourth Amendment, that certain term loan, in the original principal amount of $22,700,649.31 made pursuant to the Facility 1 Note.

“Facility 1 Note” means that certain Note in the original principal amount of up to $30,000,000.00 evidencing the Loan made under Facility 1, of which there remains outstanding $22,700,649.31 as of the date of the Fourth Amendment.

“Facility 2” means that certain $25,000,000 revolving line of credit, which includes a sublimit amount for Letters of Credit of $10,000,000, secured by a cash collateral account funded in an aggregate amount equal to the amount of any Revolving Loans made thereunder and the Stated Amount of issued Letters of Credit, pursuant to the terms provided for in Section 2.1(c) hereof and in the Pledge Agreement, for the purposes set forth in Section 6.8 of the Credit Agreement.

“Loans” means, collectively, the Revolving Loans and the Term Loan.

“Note” means, collectively, the Facility 1 Note and each Revolving Note.

“Revolving Facility Amount” has the meaning ascribed thereto in Section 2.1(a).

“Revolving Maturity Date” means, (i) as to Facility 2, April 30, 2020, or such earlier date upon which the Revolving Facility shall terminate or the Revolving Facility shall otherwise equal zero and (ii) as to Facility 3, May 31, 2019.

“Revolving Note” means a collective reference to the promissory note evidencing the Revolving Loans and/or the Letters of Credit issued under Facility 2, as applicable, payable to the order of the Bank in form acceptable to the Bank.

(b)          New Definitions.  The following definitions are hereby inserted into Section 1.1 of the Credit Agreement:

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated as of March 6, 2019 by and between the Borrower and the Bank.

“Term Loan” has the meaning ascribed thereto in Section 2.1(e).

“Term Maturity Date” means March 31, 2024.

(c)          Deleted Definitions.  The following definitions are hereby deleted in their entirety from Section 1.1 of the Credit Agreement, and any references thereto are removed from the Credit Agreement:

“Tranche A”

“Tranche B”

(d)          Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(a)    Revolving Loans Under Facility 2.  Subject to the terms and conditions hereof, the Bank may make revolving credit loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) under Facility 2 to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding which does not exceed $25,000,000 (inclusive of the sublimit available for the issuance of Letters of Credit of up to $10,000,000).  During the Availability Period, within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay pursuant to Section 2.6 and reborrow under this Section 2.1 with respect to Facility 2.  Subject to the provisions of Section 4 of the Fourth Amendment, all Revolving Loans under Facility 2, other than those Revolving Loans to be advanced pursuant to Section 4 of the Fourth Amendment, shall be fully cash collateralized.”

The following is hereby inserted after the last sentence of Section 2.1(b) in connection with Letters of Credit issued under Facility 2:

“All requirements, covenants, and obligations of the Borrower pursuant to this Credit Agreement shall survive the Revolving Maturity Date and/or the termination of Facility 2 for so long as any Letter of Credit remains outstanding.”

(e)          Section 2.1 of the Credit Agreement is hereby amended to include the following as Section 2.1(e):

“(e)    Subject to the terms and conditions hereof, all revolving loans and interest outstanding under Facility 1 as of the date of the Fourth Amendment shall be automatically converted into a term loan (the “Term Loan”) and the Borrower shall repay the Term Loan pursuant to Section 2.5 of the Credit Agreement. Amounts repaid under the Term Loan may not be reborrowed.”

(f)          Section 2.5 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Section 2.5  Repayment of the Loans.

(a)          Repayment of the Revolving Loans.  The Borrower hereby unconditionally promises to pay to the order of the Bank the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date.

(b)          Repayment of the Term Loan.

(i)    Commencing on April 1, 2019, and continuing on the same day of each month thereafter through and including June 30, 2019, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(ii)  Commencing on July 1, 2019, and continuing on the same day of each month thereafter through and including December 31, 2019, the outstanding principal amount of the Term Loan shall be payable in consecutive monthly installments of $189,172.08 plus accrued interest.

(iii) Commencing on January 1, 2020, and continuing on the same day of each month thereafter through and including June 30, 2020, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(iv) Commencing on July 1, 2020, and continuing on the same day of each month thereafter through and including December 31, 2020, the outstanding principal amount of the Term Loan shall be payable in consecutive monthly installments of $567,516.24, plus accrued interest.

(v)   Commencing on January 1, 2021, and continuing on the same day of each month thereafter through and including June 30, 2021, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(vi) Commencing on July 1, 2021, and continuing on the same day of each month thereafter through and including December 31, 2021, the outstanding principal amount of the Term Loan shall be payable in consecutive monthly installments of $378,344.16 plus accrued interest.

(vii) Commencing on January 1, 2022, and continuing on the same day of each month thereafter through and including June 30, 2022, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(viii) Commencing on July 1, 2022, and continuing on the same day of each month thereafter through and including December 31, 2022, the outstanding principal amount of the Term Loan shall be payable in consecutive monthly installments of $378,344.16 plus accrued interest.

(ix)  Commencing on January 1, 2023, and continuing on the same day of each month thereafter through and including June 30, 2023, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(x)  Commencing on July 1, 2023, and continuing on the same day of each month thereafter through and including December 31, 2023, the outstanding principal amount of the Term Loan shall be payable in consecutive monthly installments of $378,344.16 plus accrued interest.

(xi)  Commencing on January 1, 2024, and continuing on the same day of each month thereafter through and including the Term Maturity Date, the Term Loan shall be payable in consecutive monthly installments of accrued interest only.

(xii) On the Term Maturity Date, the remaining outstanding principal amount of the Term Loan, together with accrued interest, shall be immediately due and payable.

(g)          Section 2 of the Credit Agreement is hereby amended to include the following as Section 2.8:

“Section 2.8  Mandatory Prepayments of the Term Loan.  In the event of a sale of any campus, school, or business, Borrower shall pay to the Bank, at the closing thereof, an amount equal to twenty-five percent (25%) of the net proceeds (i.e., the gross purchase price less customary and reasonable closing costs and expenses) of any such sale, which amount shall be applied to the outstanding principal amount of the Term Loan in inverse order of maturity.  For the avoidance of doubt, such mandatory prepayment shall not excuse Borrower from making regular monthly payments of principal, but shall reduce the balloon payment to be made upon the Term Loan Maturity.”

(h)          Section 3.1(A)(a)(i) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“A.  Term Loan under Facility 1 and Revolving Loans under Facility 2

(a) (i) Facility 1:  The Borrower shall pay to the Bank interest on the Term Loan for the period commencing on the date of the Fourth Amendment until the Term Loan shall be paid in full, at a rate per annum equal to the greater of (x) the Prime Rate plus 2.85%, and (y) 6.00%.   Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.”

(i)          Subsection (a)(ii) of Section 3.1(A) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(ii) Facility 2:  The Borrower shall pay to the Bank interest on the unpaid principal amount of each Revolving Loan made by the Bank to the Borrower under Facility 2 for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at a rate per annum equal to the greater of (x) the Prime Rate plus 0.00%, and (y) 3.50%.  Notwithstanding the foregoing, with regard to any advances made pursuant to Facility 2 which are not secured by cash collateral, Borrower shall pay to the Bank interest on the unpaid principal amount of each such Revolving Loan for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at a rate per annum equal to the greater of (x) the Prime Rate plus 2.85%, and (y) 6.00%.”

(j)          Section 3.3 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“Section 3.3  Unused Facility Fee.  The Borrowers agree to pay to the Bank an unused facility fee (“Unused Facility Fee”) on the average daily unused balance of Facility 2 from and including the Effective Date to but excluding the Revolving Maturity Date at a rate per annum equal to one-half of one percent (0.50%). The Unused Facility Fee is calculated based on a year of 360 days for the actual number of days elapsed. The accrued Unused Facility Fee shall be paid on the first day of each Fiscal Quarter, in arrears.  For the avoidance of doubt, there is no Unused Facility Fee due upon the average daily unused balance of Facility 3 at any time.”

(k)          Section 6.18 of the Credit Agreement is hereby deleted in its entirety and the following inserted in its place:

“Borrower agrees to permit the Bank and its appraisers to have access to the Mortgaged Property, in order to obtain a current appraisal of the Mortgaged Property, at the sole cost and expense of Borrower, once every two (2) years, and at any time upon the occurrence of an Event of Default.”

(l)          Section 7.6(i) of the Credit Agreement is hereby deleted in its entirety. For the avoidance of doubt, no sale of any school, business or campus by the Borrower shall occur without the Bank’s prior written consent, to be granted in the Bank’s sole and absolute discretion.

(m)          Section 7.18(a) of the Credit Agreement is hereby deleted in its entirety and the following inserted in its place:

“(a)  Capital Expenditures.  The Borrower will not make unfunded Capital Expenditures during any Fiscal Year, tested annually at each Fiscal Year end, in excess of $6,000,000, without the prior written approval of the Bank.”

(n)          Section 7.18(b) of the Credit Agreement is hereby deleted in its entirety and the following inserted in its place:

“(b) Minimum Adjusted EBITDA.  The Borrower shall maintain a minimum Adjusted EBITDA, tested quarterly on a rolling twelve month basis, as follows:

1Q19	$7,000,000
2Q19	$7,250,000
3Q19	$9,000,000
4Q19	$11,000,000

Commencing with the Fiscal Year 2020, the Borrower shall deliver to the Bank detailed financial projections for the upcoming Fiscal Year by January 31 of each such Fiscal Year and, thereafter, the Bank shall determine, in its reasonable discretion, the acceptable minimum Adjusted EBITDA levels that the Borrower must maintain for such Fiscal Year.  The Bank shall notify Borrower of such determination in writing no later than 30 days after delivery of the financial projections.”

(o)          Section 7.18(e) of the Credit Agreement is hereby deleted in its entirety and the following inserted in its place:

“(e) Maximum Funded Debt to Adjusted EBITDA Ratio.  The Borrower shall maintain a maximum Funded Debt to Adjusted EBITDA Ratio, tested on a rolling twelve month basis, in the corresponding quarter of each year as follows:

1Q	3.00 to 1.00
2Q	3.00 to 1.00
3Q	2.50 to 1.00
4Q	2.00 to 1.00

Compliance with this covenant shall be determined on a rolling twelve month basis and shall be measured commencing as of the Fiscal Quarter ended March 31, 2019.  For the avoidance of doubt, nothing herein shall relieve the Borrower from compliance with all existing covenants for the Fiscal Quarter ending December 31, 2018.”

4.          Additional Advance.   (a) On the date hereof, the Bank shall make a Revolving Loan in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) under Facility 2 to the Borrower.

(b)      The Bank may, in its sole and absolute discretion, make additional Revolving Loans under Facility 2 to the Borrower as follows:  (a) a Revolving Loan in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) after receipt of the financial statements required by Section 6.1(a) for the Fiscal Quarter ending March 31, 2019 and (b) a Revolving Loan in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) after receipt of the financial statements required by Section 6.1(a) for the Fiscal Quarter ending June 30, 2019.  The Bank shall make each such additional Revolving Loan to the Borrower or notify the Borrower of its decision not to make such additional Revolving Loan within 15 days after the Bank’s receipt of the financial statements for such Fiscal Quarters.  Notwithstanding Section 2.1(c), there shall be no cash collateral requirement for any Revolving Loans made pursuant to this Section 4.  All principal amounts advanced by the Bank pursuant to this Section 4, together with accrued interest, shall be due and payable on November 1, 2019.  Prior to November 1, 2019, the Borrower shall be obligated to make monthly payments of accrued interest only on Revolving Loans made under Facility 2 pursuant to this paragraph.

5.          Reappraisal.  Notwithstanding anything in Section 6.18 to the contrary, is expressly acknowledged and agreed by the Borrower that the Bank will reappraise the Mortgaged Property within thirty (30) days of the date hereof, and that such cost shall be borne by the Borrower.

6.          Banking Services; First Opportunity Right.   (a) Throughout the term of the Loans, the Borrower shall give the Bank the first opportunity to provide any and all traditional banking services required by the Borrower, including but not limited to treasury management, loans and other financing services (each a “Financial Service”), on such terms and conditions as may be mutually acceptable to the Borrower and the Bank, all in accordance with the provisions set forth below.

(b)      Prior to seeking any Financial Service from a third party, Borrower shall provide to the Bank written notice (the “Right of First Offer Notice”) of its intention to obtain a Financial Service, which notice shall (i) set forth in reasonable detail the terms of the Financial Service sought and (ii) offer to the Bank, for a period of three (3) Business Days from the date of delivery of the Right of First Offer Notice, the opportunity to provide the Financial Service sought. The Bank shall within such three (3) Business Day period, either advise the Borrower, in writing, that (i) the Bank is not interested in offering the Financial Service to the Borrower or (ii) the Bank is interested in offering the Financial Service to the Borrower and requests information and materials relating to the Financial Service sought by the Borrower (the “Financial Service Information/Materials”), only to the extent, however, that the Financial Service Information/Materials are reasonably necessary in order for the Bank to sufficiently evaluate the Financial Service for purposes of potentially issuing an “Indicative Term Sheet”, as referenced below.

(c)      On or prior to the date which is twelve (12) Business Days after receipt of all or substantially all of the Financial Service Information/Materials, the Bank shall either (i) notify the Borrower that the Bank is not interested in pursuing the Financial Service or (ii) deliver to the Borrower the Indicative Term Sheet.  An “Indicative Term Sheet” shall mean a document describing the proposed basic business terms and conditions upon which the Bank proposes to provide the Financial Service sought by the Borrower, it being understood that the Indicative Term Sheet shall not be binding upon the Bank and shall in no event be deemed a commitment by the Bank to provide the Financial Service and shall not impose any obligation on Bank whatsoever.

7.          Exit Fee. In consideration of the terms and conditions set forth in this Fourth Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, upon the repayment of any of the  Loans or other credit facilities, if any, through replacement financing, the Borrower shall pay to the Bank, in addition to the payoff amount, in good and available funds, an amount equal to one and one-quarter percent (1.25%) (the "Exit Fee") of the total payoff amount as well as the face amount of all letters of credit replaced in connection with said replacement financing.  Notwithstanding the foregoing, the Exit Fee shall not be due and payable in the event (i) the Bank or an affiliate or subsidiary of the Bank arranges or provides replacement financing for the Loans or (ii) the payoff of the applicable Loan(s) occurs after March 5, 2021 (the Borrower covenants, however, that in good faith it will not extend the closing date of said replacement financing for purposes of avoiding the Exit Fee).

8.          Hedging Contract Required.  In the event that the Prime Rate is greater than or equal to 6.50% while any Loans are outstanding, Borrower may be required to enter  into a Hedging Contract in form and content satisfactory to the Bank for the remaining duration of the Loans and in a notional amount up to the outstanding principal balance of the Loans in the Bank’s sole discretion.  A Hedging Contract may be available through the Bank or an affiliate provider, but Borrower shall not be obligated to obtain the Hedging Contract from the Bank or any affiliate provider of the Bank.  In the event that the Borrower shall obtain the Hedging Contract from the Bank or an affiliate provider of the Bank, the Collateral for the Loans set forth herein and in the other Loan Documents shall secure such Hedging Contract.   In the event a Hedging Contract shall be provided by a service provider other than the Bank or its affiliate provider, the Collateral for the Loans set forth herein and in the other Loan Documents shall not secure such Hedging Contract. Early termination of the Hedging Contract will be settled at the market value of any such Hedging Contract, and may result in a payment from or a payment to the Borrower to be determined at the time of termination.

9.           Expiration of Facility 3.  It is expressly understood and agreed that Facility 3 shall expire on May 31, 2019, and shall not be renewed.

10.         Reaffirmation of Credit Agreement.  Borrower acknowledges and reaffirms its obligations under the Credit Agreement, and Borrower acknowledges and agrees that it has no claims against the Bank, or any offsets or defenses with respect to the payment of any sums due under the Facilities or any Loan Document, or with respect to the enforcement of the Loan Documents.

11.        Confirmation of Representations and Warranties.  Borrower hereby (a) confirms that all of the representations and warranties set forth in the Credit Agreement are true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects), except to the extent any representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date, and (b) covenants to perform its obligations under the Credit Agreement and all other Loan Documents.

12.         Conditions to Effectiveness.  This Amendment shall become effective as of the date on which each of the following conditions has been satisfied (the “Effective Date”):

(a)      Each Borrower shall have delivered to the Bank this Amendment duly executed by an authorized officer of each Borrower;

(b)      Each Borrower shall have delivered to the Bank resolutions of its board of directors or other governing body authorizing the execution and delivery to the Bank of this Amendment; and

(c)      all representations and warranties of Borrower contained herein shall be true and correct as of the Effective Date, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty was true as of such earlier date, and such parties delivery of their respective signatures hereto shall be deemed to be its certification thereof.

13.        Fees and Expenses.  In consideration of the Bank entering into this Amendment, Borrower shall be responsible for the payment of a one-time modification fee in the amount of Fifty Thousand Dollars ($50,000.00), as well as the Bank’s counsel’s fees incurred in connection herewith, including the preparation of this Amendment, and certain other loan administrative matters related to the Loan Documents.

14.         Reference to the Effect on the Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as modified by this Amendment.

15.         Affirmation.  Except as specifically modified pursuant to the terms hereof, the Credit Agreement, and all other Loan Documents (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrower.  Borrower covenants and agrees to comply with all of the terms, covenants and conditions of the Loan Documents, as modified hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on the Bank’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.

16.        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

17.          Headings.  Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

18.          Counterparts.  This Amendment may be executed in counterparts, and all counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures appear on successive pages]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the year and date first set forth above.

BORROWER:

LINCOLN EDUCATIONAL SERVICES
CORPORATION

By:	/s/Brian K. Meyers
Brian K. Meyers
Chief Financial Officer

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

NASHVILLE ACQUISITION, L.L.C.

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

NEW ENGLAND ACQUISITION, LLC

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

EUPHORIA ACQUISITION, LLC

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

LCT ACQUISITION, LLC

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

NN ACQUISITION, LLC

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

LTI HOLDINGS, LLC

By:	/s/Brian K. Meyers
Brian K. Meyers
Treasurer

BANK:

STERLING NATIONAL BANK

By:	/s/ Mark Smith
Mark Smith
Managing Director